UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant ☑
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
MAXIM TEP, INC.

(Name of Registrant as Specified In Its Charter)
MAXIM TEP LIMITED

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MAXIM TEP LIMITED
12 Red Lion Square
London WC1R 4QD, England
          To Fellow Stockholders of the Company:
          As the largest shareholder of MAXIM TEP, INC., a Texas corporation (the “Company”), we, MAXIM TEP LIMITED, a private limited company formed under the laws of the United Kingdom (the “Shareholder,” “we,” “us,” “our”) have been disappointed with the Company’s financial results. We believe that the best way to improve the results of the Company is to remove certain members of the current board and replace them with our nominees. We believe that our nominees have the solid experience necessary to maximize the value and productivity of the Company’s employees and assets. We urge you to support their election as directors of the Company.
          We urge you to read the enclosed Proxy Statement carefully, as it contains more detailed information about the nominees we will present at the Special Meeting of Shareholders of the Company to be held on July 25, 2008 (including any adjournments, postponements, reschedulings or continuations of the meeting, the “Special Meeting”).
          This proxy statement and the enclosed YELLOW PROXY CARD are being furnished to the holders of the common stock, $0.00001 par value (the “Common Stock”), and the Series A Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of the Company, in connection with the solicitation of proxies by us for use at the Special Meeting.
          We urge you to ignore any requests of the Company’s current Board of Directors to revoke or not to sign the enclosed Yellow Proxy Card. Instead, WE URGE YOU TO SIGN AND RETURN THE YELLOW PROXY CARD IN THE ACCOMPANYING SELF ADDRESSED ENVELOPE OR FAX IT TO 281-569-4180.
          This Proxy Statement, together with the enclosed YELLOW PROXY CARD, is first being mailed or distributed to stockholders of the Company on or about July 15, 2008.
The Meeting
          The Company has announced that the Special Meeting will be held on July 25, 2008, beginning at 10:30 a.m. (Central time) at the Company’s principal executive offices located at 9400 Grogan’s Mill Road, Suite 205, Woodlands, Texas 77381. The Company has announced that the record date for determining shareholders entitled to notice of and to vote at the Special Meeting is June 30, 2008.
          As of June 30, 2008 there were 125,365,980 shares of Common Stock outstanding and 3,636,363 shares of Preferred Stock outstanding. Each share of Common Stock and each share of Preferred Stock is entitled to one (1) vote on all matters properly brought before the Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Special Meeting.
The Shareholder
          Pursuant to the Company’s Form 10 filed on June 11, 2008, the Shareholder beneficially owns an aggregate of 21,700,000 shares of the Company’s Common Stock, representing approximately 17.3% of the Company’s 125,474,313 shares of Common Stock outstanding as of May 31, 2008.
Solicitation of Proxies
          This solicitation of proxies is being made by the Shareholder. Currently, the estimated amount to be spent on this solicitation is approximately $30,000. The expense of the solicitation of proxies will be born by the Shareholder and will include legal fees, printing fees and other costs incidental to the solicitation. The Shareholder will not seek reimbursement from the Company and will not submit such reimbursement to a vote of the shareholders as a sign of its alignment with fellow shareholders. In addition to solicitation by mail, certain directors, officers and regular employees of the Shareholder may solicit proxies from shareholders either personally or by telephone but will not receive any additional compensation for their services. Officers and employees of the Shareholder will not be specially compensated for their solicitation efforts, but will be reimbursed for any out-of-pocket expense incurred by them in connection with such solicitation. Mr. Robert Johnson and Mr. Andreas Boesenberg may also solicit proxies on behalf of the Shareholder either personally or by telephone, but will not receive any compensation for their services.

Reasons for Proxy Solicitation
          We are seeking the removal of Mr. W. Marvin Watson, Mr. John Ritota and Mr. Carl Landers (the “Incumbent Directors”) after concluding that their leadership is not optimal for the Company’s future success.
          We urge you as a fellow stockholder to join us in electing a new Board of Directors of the Company for the purpose of implementing a plan for change, the first order of business of which will be the removal of Mr. W. Marvin Watson as acting Chairman of the Board and CEO, Mr. John Ritota acting as a director and Mr. Carl Landers acting as a director.
Shareholder Objective
          The Shareholder wishes to bring to the Company the spirit and leadership needed to become a successful company.
          The proposed nominees, Mr. Peter O’Neill and Mr. Stephen J. Warner (the “Nominees”) have demonstrated business experience. The Shareholder’s slate includes individuals with expertise in the oil and gas industry and with strength in finance and operations management. More information about each Nominee is provided below.
          If elected, the Nominees will initiate steps to create an effective strategy for the success and growth of the Company, during the current time of favorable economic conditions for the oil and gas industry and beyond.
          The business strategy also includes constant analysis of market trends and opportunities in other related oil and gas sectors. These actions are designed to restore investor confidence, improve earnings and increase stockholder value. These steps are expected to include:
1. Appointment of Mr. Robert Johnson as CEO to capitalize on his leadership experience in the oil and gas exploration industry. Mr. Johnson has as significant track record as an entrepreneur in the oil and gas business in the United States.
2. Obtain significant capital from investors to pay accounts payable and invest in the wells on the Company’s properties so as to increase production of oil and gas.
3. Actively explore joint ventures, and the enhancement of existing relationships, with industry partners.
4. Periodically communicate to shareholders the new board of directors’ activities and findings, including its strategic plan for the future development of the Company.
5. Review the Company’s existing corporate structure and development of methods for reducing overhead costs.
6. Actively seek opportunities for additional equity investment in the Company for its growth. Mr. Peter O’Neill has extensive experience in financial matters including the investment banking experience to help secure capital for the Company which we foresee as helping to achieve the Company’s growth.
7. Align management interests and shareholder interests by compensating Mr. Robert Johnson without a salary and only with stock options.
          We believe that the assets of the Company may have substantial additional value, that the Company can still be a profitable enterprise, and that the value of the Company’s assets can still be unlocked by means of reasonable additional investment in the Company’s oil and gas assets. However, we also believe that a new management team will best assist in unlocking the value of the Company by operating on a lean overhead concept and focusing expenses on the development of the Company’s fields. We believe that management and shareholder interests should be aligned by basing director rewards on results achieved. With the actions described above, we believe the Company will be able to attract the type of capital infusion needed to unlock the Company’s true value potential.
          We believe that our Nominees to the Board of Directors will, if elected, introduce positive changes to the Company that would benefit the Company and the Company’s stockholders. We urge you to consider carefully this opportunity to bring much-needed experience and expertise to the Company.
Proposals
          In order to facilitate a change in the emphasis, focus and direction of the Company at the earliest practicable time, the Shareholder proposes that the Incumbent Directors be removed from office and be replaced by the Nominees. Accordingly, the

Shareholder recommends that you vote for the removal of the Incumbent Directors and to the election of the Nominees, who are Mr. Peter O’Neill and Mr. Stephen J. Warner, to fill two of the vacancies created by the removal of the existing directors.
          The Shareholder is soliciting proxies to take the following action at the Special Meeting:
          (1) To remove Mr. W. Marvin Watson, Mr. John Ritota and Mr. Carl Landers as directors.
          (2) To elect Mr. Peter O’Neill and Mr. Stephen J. Warner to the Board of Directors of the Company, each to serve until his successor is duly elected and qualified.
          To remove each of the directors and to elect the Nominees requires the affirmative vote of a majority of the votes cast at the Special Meeting, provided a quorum is present.
The Nominees
          The following information, and all other information in this proxy statement about each Nominee, has been furnished to the Shareholder by the respective Nominees. The Shareholder proposes the following slate of two candidates for election to the Board of Directors of the Company.
          Peter M. O’Neill (59)
          Since 2005, Mr. O’Neill has been the Chief Executive Officer of Able Global Partners, 641 Lexington Avenue, New York, New York 10022. From 1997 until 2005, Mr. O’Neill was Managing Director of Corporate Finance at Laidlaw & Company (UK) Ltd., Est. 1842. His responsibilities included structuring and funding projects in the United States, United Kingdom, Europe and Canada. Mr. O’Neill has amassed over 30 years of experience in the Financial Services Industry, including holding the position of President at CM&M’s Municipal Division. From 1983 through 1988, Mr. O’Neill was the Director in Paine Weber’s Fixed Income Division working on transactions between their Capital and Consumer Market’s Divisions, primarily public and investment banking. While at Paine Webber and Laidlaw & Company, Mr. O’Neill was involved in managing investment banking transactions ranging in size from $5 to $500 million. Mr. O’Neill’s expertise has focused on transactions involving convertible debt, consumer finance, equity financing, mergers and acquisitions, asset-based lending and investment banking. During his career, Mr. O’Neill has advised a number of energy companies. He has also served on the number of boards of directors of private companies, including Gibbons & Company and Finlay Sports.
          In January of 2008, Mr. O’Neill entered into an engagement letter with the Company for services to the Company related to the loan made by the Shareholder to the Company. It is Mr. O’Neill’s understanding that he is still owed the fee according to the fee letter, which would be the equivalent of approximately $600,000, by the Company for such services. Mr. O’Neill has no other arrangements with the Company. As part of a Transfer Agreement entered into in April 2008 by the Shareholder and the Company with respect to repayment of loans made by the Shareholder to the Company, the Shareholder has agreed that until April 25, 2009 it will vote its shares in the manner directed by Mr. O’Neill with respect to election of directors of the Company.
          Stephen J. Warner (68)
          Since 1998, Mr. Warner has been Managing Director and Co-Founder of Crossbow Ventures Inc., 400 N Flagler Dr, West Palm Beach, FL 33401, where he has managed $100 million of private equity money and $60 million of U.S. government funds and has invested in early and expansion state technology companies in Florida and the southeast. Additionally, since 2004, Mr. Warner has been on the board of directors of two private companies, AOI Medical, Inc., a medical devices company, and UCT Coatings, Inc. which is in the business of environmentally friendly metal finishing technology, and two public companies, Dyadic International, Inc., a biotechnology company and Rock Energy Resources, an oil and gas company. In the course of his career, Mr. Warner has also served as President and CEO of Merrill Lynch Venture Capital Inc., which managed over $225 million and has directly participated in over 100 investments in venture capital situations. Mr. Warner was previously served as Chairman of the Board of the Company and as director to the Company until April of 2007.
          Each Nominee has agreed to serve if elected, and the Shareholder does not know of any reason why any of the Nominees will not stand for election or serve if elected.
          There are no other arrangements or understandings between any Nominee and any other person or entity (1) pursuant to which he was selected as a Nominee or is proposed to be elected or (2) with respect to the Company’s securities.

WE RECOMMEND THAT YOU VOTE TO REMOVE MR. W. MARVIN WATSON, MR. JOHN RITOTA AND MR. CARL LANDERS, AND TO ELECT MR. PETER O’NEILL AND MR. STEPHEN J. WARNER TO THE COMPANY’S BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING PROMPTLY THE ENCLOSED YELLOW PROXY CARD IN THE POSTAGE-PAID ENVELOPE.
Revocation of Proxy
          You have the power to revoke your proxy at any time before it is exercised by executing a subsequently dated proxy, by submitting a notice of revocation to the Shareholder, or by attending the Special Meeting and voting in person.
Information Concerning Participants in the Solicitation
          The Shareholder may be deemed to be a participant because of its solicitation of proxies from the shareholders of the Company. The Shareholder is in the business of private equity investments which business is currently conducted principally at 12 Red Lion Square, London WC1R 4QD, England, United Kingdom. In 2006, the Shareholder loaned the Company approximately $37,400,000. In April 2008, the Shareholder and the Company entered into an arrangement in which the Shareholder received some cash in partial repayment of the principal of the loans and 21,700,000 shares of Common Stock of the Company as repayment of the remainder of the principal and the accrued interest of the loan. Under the Transfer Agreement, until April 25, 2009, subject to the Shareholder being able to ask questions and receive information about the business and affairs of the Company, the Shareholder has agreed to vote its shares with respect to the election of directors of the Company in the same manner as Mr. O’Neill. The Shareholder is also a party to a Registration Rights Agreement that provides that the Shareholder may have its unregistered Common Stock registered if and when the Company registers Common Stock in the future, provided such registration form proposed by the Company would permit such registration of the Shareholder’s Common Stock. In the past 10 years, the Shareholder has not been convicted of a criminal proceeding. Neither the Shareholder nor its associates have any other arrangement or understanding with any person with respect to future employment by the Company or with respect to future transactions with the Company.
          Mr. O’Neill may be deemed to be a participant in this solicitation as a Nominee. Mr. O’Neill’s background and current employment are described above. In the past 10 years, Mr. O’Neill has not been convicted of a criminal proceeding. Mr. O’Neill does not have any other arrangement or understanding with any person with respect to future employment by the Company or with respect to future transactions with the Company.
          Mr. Warner may also be deemed to be a participant in this solicitation as a Nominee. Mr. Warner’s background and current employment are described above. In the past 10 years, Mr. Warner has not been convicted of a criminal proceeding. Mr. Warner owns of record 725,000 shares of the Company’s Common Stock. Mr. Warner beneficially owns 1,025,000 shares of the Company’s Common Stock, which includes 300,000 stock options for the Company’s Common Stock. Mr. Warner’s associates, Powersearch LLC, 400 N Flagler Dr, Suite 1601, West Palm Beach, FL 33401, and Bioform LLC, 400 N Flagler Dr, Suite 1601, West Palm Beach, FL 33401, own 1,600,000 and 1,760,000 shares of the Company’s Common stock, respectively. Mr. Warner does not have any other arrangement or understanding with any person with respect to future employment by the Company or with respect to future transactions with the Company.
          Mr. Johnson may also be deemed a participant if he solicits proxies on our behalf. Mr. Johnson joined the Company in May of 2008 as director and President and Chief Operating Officer at the principal executive offices of the Company located at 9400 Grogan’s Mill Road, Suite 205, Woodlands, Texas 77381. He brings with him approximately 40 years of experience in the oil and gas sector. Mr. Johnson graduated with a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1969. He joined Amoco Production Company upon leaving school. In 1970, he entered the United States Army and served for nearly two years. He rejoined Amoco in 1971 and rose rapidly through the ranks. His final position was Regional Engineering Manager over 250 engineers. He left Amoco in 1980 and joined Superior Oil Company as Division Drilling Engineering Manager for the Western half of the United States. In 1981, he left Superior and formed Conquest Petroleum Incorporated as the Founder and Chief Executive Officer. After securing funding to acquire 68,000 acres of leases in the Texas State Waters and promoting the acreage on 27 prospects to outside 3rd parties, he divested the assets and dissolved the company in 1985. He formed Bannon Energy Incorporated in 1986. During the next 10 years, Bannon acquired 12 sets of producing properties and drilled over 284 development wells. He sold the assets of the Bannon in 1996 for $38,000,000 and other considerations. Mr. Johnson dissolved Bannon in 2001. From February of 2001 until May of 2008 when he joined the Company, he was in retirement. Mr. Johnson current owns beneficially 1,695,768 shares of Common Stock, which includes 547,456 shares issuable pursuant to options exercisable within 60 days of May 31, 2008. Mr. Johnson owns of record 1,148,312 shares of Common Stock. Mr. Johnson has not in the past 10 years been convicted in a criminal proceeding.
          Mr. Boesenberg is currently employed by Wermuth Asset Management GmbH, Mainzer Landstrasse 47, 60329 Frankfurt am Main, Amtsgericht Frankfurt HRB 51884, which company is an advisor to one of the Shareholder’s shareholders. Mr. Boesenberg has not in the past 10 years been convicted in a criminal proceeding. Mr. Boesenberg does not own, of record or beneficially, and stock of the Company. Mr. Boesenberg is not and has not within the past year, been a party to any contract, arrangement or understanding with respect to any securities of the registrant. Mr. Boesenberg does not have any arrangement or understanding with any person with respect to future employment by the Company or with respect to future transactions with the Company.
Security Ownership of Certain Beneficial Owners and Management
          Information provided in this Proxy Statement about the Company is based upon the information contained in the Company’s various filings with the Securities and Exchange Commission. Accordingly, the reference is herein made to such filings for information concerning the incumbent directors of the Company, the beneficial ownership of the Company’s shares of stock by directors, management and principal stockholders of the Company, compensation and other benefits afforded directors and certain members of management of the Company, and the procedures for submitting stockholder proposal for consideration at the next annual meeting of the Company’s stockholders.
          Subject to the foregoing, the following Table sets forth information with respect to each person known to the Shareholder to be a beneficial owner of more than five percent of the outstanding common stock of the Company, each known director and all directors and executive officers of the Company, as a group. Information with respect to the Nominees is set forth elsewhere in this Proxy Statement.
Principal Stockholders of the Company(1)

Name and Address of	Shares	Percentage of
Beneficial Owner	Beneficially Owned	Common Stock
Maxim TEP Limited 1 London Wall London EC 2Y 5AB	21,700,000	17.3%

Harvey Pensack(2) 7309 Barclay Court University Park, FL 34201	12,352,421	9.6%

Carl Landers(3) 141 S. Union Street Madisonville, KY 42431	7,275,000	5.7%

Roert McCann(4) 160 Yacht Club Way Hypoluxo, FL 33462	6,618,334	5.3%

(1)	Information derived from the Company Form 10 filed June 11, 2008.

(2)	Includes (1) 1,216,250 shares issuable pursuant to outstanding warrant, (ii) 450,000 shares issuable pursuant to option exercisable within 60 days of May 31, 2008, and (iii) 1,818,182 shares of voting preferred stock. Also includes 3,983,779 shares held by Harvey Pensack Revocable Living Trust of which Mr. Pensack is a trustee, and 2,228,042 shares held by Joan Pensack, Mr. Pensack’s wife.

(3)	Includes 600,000 shares issuable pursuant to options exercisable within 60 days of May 31, 2008.

(4)	Includes 150,000 shares issuable pursuant to options exercisable within 60 days of May 31, 2008.
          Please sign, date and return the enclosed YELLOW PROXY CARD to us in the envelope provided. Also, to ensure that your proxy is received in time, please FAX your proxy card to 281-569-4180.
          If your shares of the Company’s stock are held in the name of a brokerage firm, bank or nominee, only they can vote for or against the proposals and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for such shares immediately.

PROXY CARD
     The undersigned hereby appoints Mr. Andreas Boesenberg and Mr. Robert Johnson, or either of them, with full power of substitution, to vote the proxies for the undersigned and authorizes him to represent and vote, as designated, all of the full and fractional shares of common stock or Series A Preferred Stock of Maxim TEP, Inc., held of record by the undersigned on June 30, 2008 at the Special Meeting of the Shareholder of Maxim TEP, Inc. to be held on July 25, 2008, beginning at 10:30 a.m. (Central time) at the Company’s offices located at 9400 Grogan’s Mill Road, Suite 205, Woodlands, Texas 77381 and at any adjournments, postponements, reschedulings or continuations of such meeting for the purposes identified in this proxy and with discretionary authority as to any other matters that may properly come before the Special Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election, in accordance with and as described in the Shareholder’s Proxy Statement. This is not a solicitation on behalf of, or in support of, the Board of Directors of Maxim TEP, Inc.
THE SHAREHOLDER STRONGLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR
EACH OF THE FOLLOWING TWO PROPOSALS:
     Instructions: To vote for, against or abstain for each proposal, check the appropriate box below. To withhold a vote for the removal or election of any director(s), write the name(s) of such director(s) in the space provided below.

No.	Proposal	For	Against	Abstain	Vote withheld for the following director(s):
1	That Mr. W. Marvin Watson, Mr. John Ritota and Mr. Carl Landers are hereby removed, without cause, as directors of the Company
2	That the following persons are hereby elected as directors of the Company, each to serve until his successor is duly elected and qualified: Mr. Peter O’Neill and Mr. Stephen J. Warner

     Note: Proxies which are properly executed and returned, will be voted at the Special Meeting in accordance with the instructions thereon. If no box is marked above with respect to any Proposal, the undersigned will be deemed to vote for such proposal, except that with respect to each of Proposals 1 and 2, the undersigned will not be deemed to consent to the Proposal as to the individual whose name is written in the space provided below the Proposal.
     The invalidity, illegality or unenforceability of any particular provision of this Proxy shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted without the validity, legality or unenforceability of the remaining provisions hereof. This card revokes all prior proxies or revocations of proxies with respect to shares held by the undersigned as of the record date.
     Please sign, date and return this consent promptly, using the enclosed envelope.
     Please sign exactly as the name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.
Dated: July      , 2008

(Joint Signature, if held jointly)

(Signature)	(Title or authority, if applicable)

(Please Print Name)